Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 8, 2013	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

DIRECTOR JOHN W. ROLLINS, JR. PASSES AWAY

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) is saddened to announce the passing of long-time member of the Board of Directors John W. Rollins Jr., and wishes to express its deepest sympathies to the Rollins family.

“I have known John Rollins personally for over 60 years.” said Henry B. Tippie, Chairman of Dover Downs Gaming & Entertainment, Inc. “Ours was a truly rewarding friendship - both professionally and personally.  John made his mark in business with the success of Rollins Truck Leasing Corp., where he served for decades as President and CEO before retiring in 2001.  We all benefited greatly from the expertise John brought to us from his involvement with Rollins Truck Leasing and various other public & private companies founded by the Rollins family.”

“John was generous with his advice and with his friendship and made countless contributions over the years to our Board and to the Board of our affiliated company, Dover Motorsports, Inc.  He will be greatly missed on many different levels.”

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Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.